Exhibit 99

FOR IMMEDIATE RELEASE

July 29, 2016

THE EASTERN COMPANY REPORTS STRONG NET INCOME GROWTH IN THE SECOND QUARTER
AND FOR THE FIRST SIX MONTHS OF 2016

Naugatuck, CT–The Eastern Company (NASDAQ-EML) today announced the results of its operations for the second quarter of 2016.  Sales for the quarter were $36.9 million, compared to $37.0 million for the same period in 2015. Net income for the second quarter was $2.1 million, or $0.33 per diluted share, compared to $0.6 million, or $0.09 per diluted share in the second quarter of 2015, a 257% increase.

Net sales for the first six months of 2016 were $70.0 million, compared to $73.9 million for the same period in 2015. Net income for the first six months of 2016 was $2.7 million, or $0.44 per diluted share, compared to $1.5 million, or $0.23 per diluted share during the same period in 2015, an increase of 87%.

August Vlak, President and CEO of The Eastern Company, stated, “We are making progress with our efforts to position our best businesses against the most attractive end-markets in order to accelerate organic growth. In addition, we are exploring M&A opportunities that will further strengthen our Company’s portfolio.”

Mr, Vlak expanded that “The improvements in the Company’s performance are the result of strengthening sales in our Industrial Hardware and Security Products segments, offset by lower sales in our Metal Products segment.  Net income improved primarily due to favorable product mix and a reduction in administrative expenses.  Also affecting the improved net income favorably in 2016 as compared to the first half of 2015 was the elimination of the one-time costs associated with the proxy-contest in the first half of 2015 of approximately $1.4 million net of tax.”

Mr. Vlak added that “The Industrial Hardware segment sales were up 5% in the second quarter compared to the same period in 2015 due to success in vehicular markets, including truck accessories and off-road vehicles. Sales growth in these markets was offset by the decline in the Class 8 truck market, and we expect the Class 8 truck market to remain slow for the rest of 2016 and the early part of 2017.  Our Industrial Hardware segment’s success in new markets is a testament to our team’s execution and builds on our strength in this segment.”

Mr. Vlak continued that “In our Security Products segment, second quarter sales were up 3% over the same period last year.  Commercial laundry sales continued to grow as the result of new product launches and international expansion.  Sales of our lock products increased primarily in the storage market with some decline in the vehicular markets.  Gross margins in the Security Products segment grew, in part as a result of improvements in our supply chain.”  Mr. Vlak expanded that “In the second quarter, we invested in an upgrade of our capabilities at Argo Transdata, which is part of our Security Products segment. We acquired Argo in 2014, and we believe this business is well positioned for growth.”

Mr. Vlak also said that “Net sales in the Metal Products segment were $1.4 million below the same period last year but grew by 19% over the first quarter.  This growth reflects a positive trajectory toward more sustainable orders from our largest mining customers.  In addition, we continue to expand our coverage of the industrial market, including new shipments to the oil/water/gas industry, in order to replace the lost business in the mining markets.  In the second quarter, we restored Metal Products' gross margins to 5% as a results of our workforce reduction and lower inventory and raw material costs.”

Mr. Vlak concluded, “Looking ahead to the rest of 2016, we continue to see challenging economic conditions in several of our traditional end-markets.  We believe that recent declines in Class 5-7 truck orders point to a potential slow down in a truck market that has shown tremendous strength since 2014.  Our work to expand our end markets and build scale in our best businesses is only just starting.”

The Eastern Company is a 158-year-old manufacturer of industrial hardware, security products and metal castings.  It operates from 13 locations in the U.S., Canada, Mexico, Taiwan and China.  The diversity of the Company’s products helps it to respond to the changing requirements of a broad array of markets.

Safe Harbor for Forward-Looking Statements

Statements in this document about the Company’s future expectations, beliefs, goals, plans or prospects constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any statements that are not statements of historical fact (including statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) should also be considered to be forward-looking statements. There are a number of important factors that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including those set forth in the Company’s reports and filings with the U.S. Securities and Exchange Commission. The Company is not obligated to update or revise any forward-looking statements as a result of developments occurring after the date of this document.

The Eastern Company
August Vlak or John L. Sullivan III, 203-729-2255

Statement of Consolidated Income (unaudited)

THE EASTERN COMPANY (NASDAQ - EML)

	THREE Months Ended		SIX Months Ended

	13 wks	13 wks	26 wks	26 wks
	July 2,2016	July 4,2015	July 2,2016	July 4,2015
Net Sales	$ 36,883,312	$ 37,037,697	$69,984,969	$73,914,539

Net Income	$ 2,087,837	$ 584,594	$ 2,735,910	$ 1,458,545

Net Income Per Share:
Basic	$ 0.33	$ 0.09	$ 0.44	$ 0.23
Diluted	$ 0.33	$ 0.09	$ 0.44	$ 0.23

Weighted average
shares outstandings:
Basic	6,250,326	6,244,451	6,249,042	6,244,250
Diluted	6,250,326	6,244,451	6,249,042	6,244,250